UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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[   ] Preliminary proxy statement
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Mexican Restaurants, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MEXICAN RESTAURANTS, INC.
1135 Edgebrook Drive
Houston, Texas 77034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Mexican Restaurants, Inc.,  a Texas corporation (the “Company”), at the Casa Olé restaurant located at 20131 Hwy. 59 North, Suite 2004, Humble, Texas 77338 on Wednesday, May 28, 2008 at 10:00 a.m., Houston, Texas time, for the following purposes:

1.	To elect two Class III directors, each to serve for a term of three years, or until their respective successors shall have been duly elected and shall have qualified; and

2.	To approve an amendment to the Company’s 2005 Long Term Incentive Plan to increase the number of shares authorized for issuance under the 2005 Long Term Incentive Plan by 75,000 shares;

3.	Approve long-term performance-based incentive awards for the Company’s Chief Executive Officer, Curt Glowacki; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen the close of business on April 17, 2008 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  Any shareholder of record as of the close of business on the Record Date attending the meeting may vote in person even if he or she previously returned a proxy.   Each share of the Company’s Common Stock entitles the holder to one vote.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

By Order of the Board of Directors,

Louis P. Neeb
Chairman of the Board

April 7, 2008

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.  EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

MEXICAN RESTAURANTS, INC.
1135 Edgebrook Drive
Houston, Texas 77034

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2008

This proxy statement and the accompanying form of proxy are being furnished to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Mexican Restaurants, Inc., a Texas corporation (the “Company”), for use at the Company’s 2008 Annual Meeting of Shareholders, to be held on Wednesday, May 28, 2008 at 10:00 a.m., Houston, Texas time, at the Casa Olé restaurant located at 20131 Hwy. 59 North, Suite 2004, Humble, Texas 77338 (the “Annual Meeting”), and at any adjournment, continuation or postponement thereof.  The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, together with the Company’s Annual Report to Shareholders for the year ended December 30, 2007, are first being sent to shareholders on or about April 21, 2008.

At the Annual Meeting, the Company’s shareholders will be asked to consider and vote upon (i) the election of two Class III directors, (ii) increase the number of shares authorized for issuance under the 2005 Long Term Incentive Plan by 75,000 shares, (iii) approve long term performance-based incentive awards for Curt Glowacki, and (iv) transact such other business as may properly come before the annual meeting.

Solicitation

The solicitation of proxies is made by and on behalf of the Board.  The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.  In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally.  Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

Record Date, Outstanding Shares and Voting Rights

The close of business on April 17, 2008, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting (the “Record Date”).  On the Record Date, the Company had outstanding 3,247,016 shares of Common Stock, $0.01 par value (“Common Stock”), each of which will be entitled to one vote.

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote on the Record Date must be present.  Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present, in person or by proxy.  Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting.  A plurality of the votes cast is required for the election of directors.  A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of directors, for the increase in the number of shares authorized for issuance under the 2005 Long Term Incentive Plan by 75,000, for the approval of the long term performance-based incentive awards for Curt Glowacki, the Company’s President and Chief Executive Officer.  Pursuant to applicable law, broker non-votes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any other proposal to be presented at the meeting.

The presence of a shareholder at the meeting will not operate to revoke his proxy.  A proxy may be revoked at any time insofar as it has not been exercised by giving written notice of revocation to the Company, executing and returning a proxy with a later date, or by attending the Annual Meeting and voting in person.

If any other matters come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their best judgment.  The Board does not know of any matters other than as described below that will be presented for action at the meeting, and none of the members of the Board have informed the Company in writing that they intend to oppose any action intended to be taken by the Company.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.  THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

The executive offices of the Company are located at, and the mailing address of the Company is, 1135 Edgebrook Drive, Houston, Texas  77034.

Security Ownership of Principal Shareholders, Directors and Management

The Company’s only outstanding class of equity securities is its Common Stock.  The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 7, 2008 by each person known to the Company to own beneficially more than 5% of the Company’s Common Stock, each director, each executive officer and all executive officers and directors as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (2)
Larry N. Forehand and Forehand Family Partnership, Ltd. (3)(4)	462,657	14.20%
Cara Denver, The D3 Family Funds (5)(6) 19605 N.E. 8th Street Camas, Washington 98607	1,210,456	37.10%
Cross River Capital Management LLC (7)	248,688	7.70%
Michael D. Domec (3)(8)	205,055	6.30%
Louis P. Neeb (3)(9)	127,357	3.90%
Joseph J. Fitzsimmons (3)(10)	26,926	* %
Curt Glowacki (3)	52,000	1.60%
Thomas E. Martin (3)(11)	22,000	* %
Lloyd Fritzmeier (3)	0	* %
Andrew J. Dennard (3)(12)	83,100	2.50%
Loic M. Porry (3)(13)	64,500	2.00%
All executive officers and directors as a group (ten persons) (14)	2,254,051	64.60%

*  Less than 1%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Beneficial ownership information is based on the most recent Form 3, 4 and 5 and 13D and 13G filings with the Securities and Exchange Commission (the “SEC”) and reports made directly to the Company.  The number of shares shown as beneficially owned includes shares of common stock subject to stock options exercisable within 60 days after April 7, 2008.  Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
The percentages indicated are based on 3,247,016 shares of Common Stock outstanding on April 7, 2008.  Shares of Common Stock subject to options exercisable within 60 days after April 7, 2008 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

   (3)    The business address is 1135 Edgebrook Drive, Houston, Texas 77034.
(4)
Includes 377,447 shares held directly by Mr. Forehand and 85,210 held by Forehand Family Partnership, Ltd., a limited partnership of which Mr. Forehand is the sole managing general partner and of which Mr. Forehand and his spouse are the sole limited partners.

(5)
  Based on the Form SC 13D/A filed on July 6, 2006 by David Nierenberg and The D3 Family Funds with the Securities and Exchange Commission.  The Form SC 13D/A discloses that Mr. Nierenberg has sole voting and sole dispositive power over 1,192,956 shares of Common Stock.

(6)	Includes 17,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(7)
  Based on the Schedule 13G filed on February 11, 2008 by Cross River Capital Management with the SEC.  The Form SC 13G discloses that Cross River Capital Management LLC has sole voting and sole dispositive power over
  248,688 shares of Common Stock.

(8)	Includes 23,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(9)	Includes 35,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(10)	Includes 23,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record.
(11)	Includes 11,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(12)	Includes 65,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record.
(13)	Includes 57,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
 (14)    Includes an aggregate of 232,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

ELECTION OF DIRECTORS
(Proposal 1)

The Company’s Articles of Incorporation provide for the Board to be divided into three approximately equal classes, designated as Class I, Class II and Class III, with staggered terms of three years.  The persons listed on the table below have been nominated by the Board of Directors for election as Class III directors.  Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted FOR the election of the Class III nominees listed below.  If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board may propose.  As of the date of this Proxy Statement each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

NOMINEES FOR ELECTION AT THE 2008 ANNUAL MEETING

Name	Age	Director Since	Present Term Expires

Joseph J. Fitzsimmons (Class III)	59	1996	2008
Lloyd Fritzmeier (Class III)	63	2007	2008

Joseph J. Fitzsimmons is currently Executive Vice President and Chief Financial Officer at Wendy’s International, Inc.  He served as Senior Vice President of Finance and Treasurer of Wal-Mart Stores, Inc. from November 1995 to January 2007.  From September 1994 to November 1995, Mr. Fitzsimmons served as Vice President of Finance of Wal-Mart Stores, Inc. From November 1993 to September 1994, Mr. Fitzsimmons served as Senior Vice President and as a securities analyst for Rauscher Pierce Refsnes, Inc. From January 1993 to November 1993, Mr. Fitzsimmons served as Senior Vice President and Chief Financial Officer of S&A Restaurant Corp. From August 1985 to January 1993, Mr. Fitzsimmons served as Senior Vice President, Director and Chief Financial Officer of National Pizza Company.

Mr. Fritzmeier is currently President of The Starfish Partnership, a firm that specializes in executive coaching for chief executive officers and their teams, leadership development, team-building and strategic planning.  Through 2004, he was Chief Operating Officer of Garden Fresh Restaurant Group, the parent of Souplantation and Sweet Tomatoes.  Prior to Garden Fresh, from 1991-2002, Mr. Fritzmeier was CEO/President of the Arby’s Franchise Association, which was responsible for marketing the brand in 3,200 restaurants nationally.  Prior to Arby’s, he had operating responsibility with ITT Continental Baking and Nabisco Brands, and senior agency experience at J. Walter Thompson, Henderson Advertising, and Marketing Corporation of America on national brands for Quaker Oats, Lipton, Ralston-Purina, Planters, Hostess, and the Sara Lee Meats Group.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE 2008 ANNUAL MEETING

Name	Age	Director Since	Present Term Expires

Cara Denver (Class I)	27	2006	2009
Larry N. Forehand (Class I)	63	1995	2009
Thomas E. Martin (Class I)	65	2002	2009
Michael D. Domec (Class II)	62	1995	2010
Curt Glowacki (Class II)	55	2000	2010
Louis P. Neeb (Class II)	68	1995	2010

Cara Denver is the Vice President of Strategy and Investments at Nierenberg Investment Management Company, which manages The D3 Family Funds, a private investment partnership which seeks long-term capital gain through investment in undervalued micro-cap domestic public equities. Ms. Denver has held the position since July 2002. She is also General Partner of The D3 Family Funds and has held that position since January 2006.  Prior to 2002, Ms. Denver earned her BA in Economics from Yale University.

Larry N. Forehand is the founder of the Company and has served as Vice Chairman of the Company's Board since October 1995 and as Franchise Director from September 1997 to July 2007.  From December 1973 to March 1995, Mr. Forehand served as President of the Company.  In 1996-1997, Mr. Forehand served as the President of the Texas Restaurant Associations, a state trade association for the restaurant industry.

Thomas E. Martin is the Chairman of the Board of Best Friends Pet Care, Inc., a private animal boarding company, and he has held this position since April 1999.  He was also Chief Executive Officer of that company from April 1999 until December 2001.  Since January 1997, Mr. Martin has also been a self-employed financial consultant.  From February 1990 through March 1997 Mr. Martin held various positions with the Elsinore Corporation, a gaming company, including President from January 1993 to May 1996 and Chief Executive Officer from May 1995 to August 1996.  Mr. Martin is also a past member of the Board of Directors for Ramada, Inc. where he was an Executive Vice President, and President of its Marie Callender restaurant chain.

Michael D. Domec has served as President of Magnum Development, Inc., a residential real estate development company, since 1991.  From June 1996 to December 2000 he was President of Olé Restaurants, Inc., a franchisee of the Company.  From December 1977 until April 1996, Mr. Domec was Vice President of Casa Olé Franchise Services, Inc. and the majority owner of seven Casa Olé restaurants.

Curt Glowacki is currently serving as President and Chief Executive Officer of the Company effective from April 4, 2007.  Formerly he was President of the Outback Steakhouse brand for OSI Restaurant Partners Inc. from December 2006 through March 2007, during which time he continued to serve as a member of the Board of Directors of the Company.  Mr. Glowacki served as President, Chief Executive Officer and Chief Operating Officer of the Company from August 1997 to December 15, 2006, as President since May 1998, and as Chief Executive Officer since May 2000.  From May 1994 to August 1997, he served as Senior Vice President of Operations of Monterey’s Acquisition Corp., which was acquired by the Company in July 1997.  From June 1989 to May 1994, he served as Vice President and Director of Operations for Monterey’s Tex-Mex Café, a subsidiary of CEC Entertainment, Inc.  Previously, Mr. Glowacki’s experience included 12 years with Steak & Ale Restaurants, where he held various operating positions.

Louis P. Neeb served as interim Chief Executive Officer of the Company from December 15, 2006 to April 4, 2007.  He has served as Chairman of the Board of the Company since October 1995, as Chief Executive Officer of the Company from April 1996 to May 2000, and as interim President from August 1997 to April 1998.  Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company.  From July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc.  From September 1989 to June 1991, Mr. Neeb served as President of Geest Foods USA.  From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee's restaurant chain, and the operation of the Del Taco restaurant chain.  From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation.  From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants.  During that time, Mr. Neeb directed the development of the Bennigan's restaurant concept.  Mr. Neeb serves as a director of CEC Entertainment, Inc. and Denny’s Corporation.  Mr. Neeb was also a director of Franchise Finance Corp. of America, an entity that provides financing for real estate, until its sale to GE Capital in 2001.

EXECUTIVE OFFICERS OTHER THAN DIRECTORS

Set forth below is the name, age, current positions with the Company, the principal occupation during the past five years, and the year of becoming an executive officer of the Company for the executive officers who are not directors of the Company.

Andrew J. Dennard, age 49, has served as Executive Vice President, Chief Financial Officer and Treasurer since May 2004.  From September 1998 to May 2004, Mr. Dennard served as Senior Vice President, Chief Financial Officer and Treasurer of the Company.  From July 1997 to September 1998 Mr. Dennard served as Vice President, Controller and Treasurer of the Company.  From September 1994 to July 1997 he served as Vice President of Finance for Monterey’s Acquisition Corp.   From July 1989 to September 1994, Mr. Dennard held various positions with Rosewood Property Company.  Previously, he served as an auditor with KPMG LLP.  Mr. Dennard’s early career was on the operations side of the restaurant industry, working for five years with Steak & Ale Restaurants and four years with Houston’s Restaurants.

Loic M. Porry, age 55, is Chief Operating Officer of the Company, a position he has held since December 2006.  Mr. Porry has served in various positions with the Company and its predecessors since 1985, and for the last 15 years has served as a director of operations for the Company’s Monterey’s, Tortugas and Casa Olé concepts.

TO APPROVE AN AMENDMENT TO THIS COMPANY’S 2005 LONG TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2005 LONG TERM INCENTIVE PLAN BY 75,000 SHARES
(Proposal 2)

The Compensation/Stock Option Committee has recommended to the Board, and the Board has adopted, subject to shareholder approval, an amendment to the Company’s 2005 Long Term Incentive Plan (the “2005 Plan”) to increase the maximum number of shares with respect to which awards may be granted from 350,000 to 425,000 shares.

The Board adopted the amendment because the number of shares currently available under the 2005 Plan are insufficient to satisfy the Company’s long-term incentive compensation needs for current and future employees.  The increase in the number of shares available for issuance upon exercise of stock options or as restricted stock or in the satisfaction of awards of performance units or other awards is to continue to provide flexibility in the type of award made under the 2005 Plan.  Currently, there are 327,000 shares of Common Stock underlying outstanding awards under the 2005 Plan and 23,000 shares remain available for grants under the 2005 Plan.  The full text of the proposed amendment to the 2005 Plan is set forth in Exhibit A to this Proxy Statement.

The following is a summary of the key features of the 2005 Plan and is qualified in its entirety by reference to the full text thereof.

Background

The purpose of the 2005 Plan is to benefit and advance the interests of the Company by attracting and retaining qualified directors and key executive and managerial employees; motivating employees, by making appropriate awards, to achieve long-range goals; providing incentive compensation that is competitive with other corporations; and further aligning the interests of directors, employees and other participants with those of other shareholders.  The limited number of remaining available shares under the 2005 Plan limits the Company’s ability to (a) provide incentive compensation to its key employees, (b) attract new employees and (c) provide compensation to its consultants, advisors and non-employee directors.  It is anticipated that the additional 75,000 shares proposed to be authorized under the 2005 Plan pursuant to the proposed amendment to the 2005 Plan will enable the Company to provide sufficient grants of awards for the foreseeable future.

Summary of the 2005 Plan

Eligibility.  Executives, managerial employees, non-employee directors, consultants or independent contractors of the Company and/or its subsidiaries, as determined by the Board, are eligible to receive awards under the 2005 Plan.  In the discretion of the Board, an eligible employee may be awarded incentive stock options, non-qualified options, restricted stock, performance units and/or stock appreciation rights, or any combination thereof, and more than one award may be granted to a participant.  In addition, the Board may authorize non-employee directors, consultants or independent contractors to receive awards of non-qualified options, restricted stock, performance units or stock appreciation rights, or any combination thereof, and more than one award may be granted to a non-employee director, consultant or independent contractor who is designated as a participant. Participants will be required to enter into award agreements (each, an “Award Agreement”) with the Company agreeing to the terms of the 2005 Plan.  Any Award Agreement documenting an award subject to Code Section 409A shall contain terms and conditions that will permit the award to satisfy the operational and documentary requirements of Code Section 409A.

Shares Available for Awards. Subject to adjustment as described under “Adjustment” below, following adoption of the amendment the number of shares of Common Stock that may be issued under the 2005 Plan will be increased from 350,000 to 425,000.  The number of shares with respect to which options, restricted Common Stock, performance units or stock appreciation rights under the 2005 Plan may be granted in any calendar year to any employee shall not exceed 150,000.

Effective Date.  The 2005 Plan became effective as of November 8, 2005.  The 2005 Plan shall terminate on November 8, 2015, ten years after the 2005 Plan’s effective date.

Permissible Awards.  The 2005 Plan provides for awards of stock options to purchase shares of the Company’s Common Stock, stock appreciation rights, restricted Common Stock and performance units, the terms and conditions of which are described in more detail below.

Administration of the Plan.  The 2005 Plan is administered by the Board.  The Board has full authority to manage and control the operation and administration of the 2005 Plan, including, without limitation, the authority to determine who will receive awards, the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such awards, to determine the number and value of performance units awarded and earned and to cancel or suspend awards.  The Board is authorized to interpret the 2005 Plan, to establish, amend and rescind any rules and regulations relating to the 2005 Plan, to determine the terms and provisions of any agreements made pursuant to the 2005 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 2005 Plan.  The Board may, from time to time, delegate its authority to manage and control the operation and administration of the 2005 Plan to the Compensation/Stock Option Committee of the Board (the “Committee”).

All authority to exercise discretion with respect to the participation in the 2005 Plan of persons who are “10 percent shareholders” or “officers” within the meaning of the applicable SEC rules relating to Section 16 of the Exchange Act (“Insiders”), and/or directors of the Company, or the timing, pricing and amounts of awards granted under the 2005 Plan to such officers and directors, is vested in (i) the Board or (ii) the Committee, if consisting of two or more directors each of whom is a non-employee director within the meaning ascribed to such term in Rule 16b-3 promulgated under the Exchange Act, or within any successor definition or any successor rule.

Limitation on Transferability.  Incentive stock options, performance units, stock appreciation rights and, during the period of restriction, shares of restricted stock awarded under the 2005 Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution.  Incentive stock options may be exercised during the lifetime of the participant only by the participant or his guardian or legal representative.  If expressly permitted by the terms of the Award Agreement, a participant may transfer non-qualified options to certain permitted transferees, provided that there is not any consideration for the transfer.

Compliance With Laws and Tax Withholding.  The Company has no liability to issue any shares under the 2005 Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar authority.  The Company may require a written statement that the recipient of any shares under the 2005 Plan is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. All awards and payments under the 2005 Plan to employees are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board, through the surrender of shares that the participant already owns, or to which a participant is otherwise entitled under the 2005 Plan.

Upon termination of the restricted period with respect to an award of restricted stock (or such earlier time, if any, as an election is made by the participant under Code Section 83(b), or any successor provisions thereto, to include the value of such stock in taxable income), the Company shall have the right to require the participant to pay to the Company the amount of taxes that the Company is required to withhold with respect to such stock or, in lieu thereof, to retain or sell without notice a sufficient number of shares held by it to cover the amount required to be withheld.  The Company shall have the right to deduct from all distributions paid with respect to a restricted stock award the amount of taxes that the Company is required to withhold with respect to such distribution payments, if any.

Adjustment.  In the event of any change in the outstanding stock of the Company by reason of any recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the 2005 Plan, the terms and the number of shares under any outstanding options, performance units or restricted stock, and the purchase price of a share under options, may be equitably adjusted by the Board in its sole discretion. In addition, the Board may, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the 2005 Plan.

Business Combinations.  In the event of a “Business Combination” involving the Company, if provision is made in writing in connection with such transaction for the continuance, substitution or assumption of the options, restricted stock, performance units and/or stock appreciation rights that are outstanding under the 2005 Plan, then such awards outstanding at the time of the Business Combination shall continue, subject to adjustment, in the manner and on the terms provided in the respective agreements.  If provision is not made in writing for the continuation and/or assumption of any outstanding awards in the event of such a Business Combination, then (i) any outstanding stock appreciation right shall generally become exercisable, (ii) all restrictions on the transferability of restricted stock shall lapse, (iii) any performance requirements with respect to performance units shall lapse and the performance units shall be settled immediately prior to the effective date of the transaction, and (iv) with respect to options, the Committee shall cancel any outstanding options in exchange for shares of Common Stock or shares of a successor and/or cash equal in value to the excess of the fair market value of the shares that could be purchased subject to the options less the aggregate exercise price for the options, or cancel the options after providing the holders thereof with an opportunity to exercise the options within a specified period of time. Payment of cash in lieu of whole or fractional shares of Common Stock or shares of a successor may only be made to the extent that such payment has met the requirements of an exemption under Section 16(b) of the Exchange Act or the rules promulgated with respect to such section or is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.

For purposes of the 2005 Plan, a “Business Combination “ is any of the following: (i) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (ii) a dissolution of the Company, (iii) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other person or entities, or (iv) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than Excluded Persons, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.  The term “Excluded Persons” means each of Larry N. Forehand, Michael D. Domec, Louis P. Neeb and David Nierenberg, and any person, entity or group under the control of any of them, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company.

Employment and Shareholder Status.  Selection as a participant under the 2005 Plan does not (i) give any employee the right to be retained in the employ of the Company, (ii) create or serve as evidence of an agreement to retain a consultant or independent contractor for any period of time, or, (iii) except as expressly provided, confer upon the holder of any award under the 2005 Plan any right as a shareholder.

Incentive Stock Options.  The Committee shall designate the participants to whom incentive stock options, as described in Code Section 422(b) or any successor section thereto, are to be awarded under the 2005 Plan and shall determine the number of option shares to be offered to each of them.  Only employees of the Company are eligible to receive incentive stock options.  The aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by an individual during a calendar year, including all plans of the Company and subsidiaries, shall not exceed $100,000 determined at the time of the award of the option.  The Committee shall set the price of a share under each incentive stock option, which price shall not be less than 100% of the fair market value of the share as of the option date.  Each incentive stock option shall be exercisable until the earliest of ten years after the date on which it is awarded, the date established by the Committee at the time of the award, thirty days after the participant’s employment with the Company terminates for reasons other than death or disability, or one year after the death or total disability of the participant.

Non-Qualified Options.  The Board shall designate the participants to whom non-qualified options are to be awarded and shall determine the number of shares to be awarded to each of them.  A non-qualified option entitles the participant to purchase a share of Common Stock at a price fixed at the time the option is awarded, which price shall not be less than the fair market value of the share at the time the option is awarded.  Each non-qualified option shall be exercisable until the earliest of the date established by the Committee at the time of the award, thirty days after the participant’s employment or service as a consultant, independent contractor or non-employee director with the Company or subsidiary terminates for reasons other than death or disability, or one year after the death or total disability of the participant.

Restricted Stock.  A restricted stock award is an award of shares of Common Stock subject to a restriction on transferability, the vesting of which is subject to a required period of employment or other conditions established by the Board or the 2005 Plan.  The Board shall designate the participants to whom restricted stock is to be awarded and shall determine the number of shares that are subject to the award.  Except for the restrictions on transferability, the participant as owner of restricted stock shall have all the rights of a shareholder.  The restriction on transferability will lapse following a period of time (the “Restricted Period”) as set forth in the Award Agreement, which period shall not be longer than ten years or shorter than three years.  The Board may adjust the Restricted Period after the award of the restricted stock to account for individual circumstances, but the Restricted Period shall not be less than one year.  Unless otherwise determined by the Board, the termination of a participant’s employment or service with the Company or subsidiaries prior to the end of the Restricted Period shall cause the forfeiture of all restricted stock which has not yet vested under the Award Agreement.  Each certificate issued in respect of restricted stock shall bear a legend noting that such stock is subject to the terms of the 2005 Plan.

Performance Units.  Performance units are awards to participants who may receive value (in cash and/or shares of Common Stock) for the units at the end of a fixed period of time (the “Performance Period”).  The number of units earned, and the value received for them, will be contingent upon the degree to which the performance measures established at the time of the initial award are met.  The Board shall designate the participants to whom performance units are to be awarded and shall determine the timing of awards, the number of units awarded, the value of units (in cash and/or shares of Common Stock), the performance measures used for determining whether the performance units are earned, the Performance Period during which the performance measures will apply, the relationship between the level of achievement of the performance measures and the number of performance units earned, whether any adjustment to the performance measures should be made to reflect significant events or changes during the Performance Period, and the number of performance units that will be paid in cash or in shares as described in the Award Agreement.  A participant whose employment with the Company and its subsidiaries terminates during a Performance Period because of retirement or death shall be entitled to the prorated value of earned performance units.  If a participant’s employment with the Company and its subsidiaries terminates during a Performance Period for any reason other than retirement or death, the performance units earned shall be forfeited, unless otherwise determined by the Board.

Stock Appreciation Rights. A stock appreciation right entitles the participant to receive an amount (in cash and/or shares of Common Stock) equal to the difference between the fair market value of shares of Common Stock at the time of exercise of the stock appreciation right and the fair market value of such shares at the date of award of the stock appreciation right, as prescribed by the Board and as set forth in the Award Agreement.  The Board may award stock appreciation rights to participants independent of, concurrent with, or subsequent to, any other award under the 2005 Plan.  The Board shall set the expiration date with respect to a stock appreciation right, which date shall be documented in the Award Agreement.  If the stock appreciation right is not exercised before the end of the day on the expiration date, such right shall be deemed exercised as of such date and payment shall be made to the holder in shares of Common Stock.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are applicable to 2005 Plan awards under current laws and regulations. It does not purport to be complete and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Incentive Stock Options.  Upon the grant of an incentive stock option, no taxable income will be realized by a participant and the Company will not be entitled to any deduction.  If a participant exercises an option, without having ceased to be an employee of the Company or any of its subsidiaries at any time during the period from the grant of the option until ninety days before its exercise, then, generally, no taxable income will result at the time of the exercise of such option.  If no “disqualifying disposition” of the stock transferred to a participant upon exercise of the option is made by him or her (i.e., a disposition within the period that ends on the last to occur of one year after such stock is so transferred and two years after the grant of the option), any profit (or loss) realized by a participant from a sale or exchange of such stock will be treated as long-term capital gain (or capital loss), and no deduction will be allowable to the Company with respect thereto.  When a participant exercises an incentive stock option, he or she will realize “alternative minimum taxable income” equal to the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option exercise price.  If a disqualifying disposition of such stock is made by a participant, the disposition generally will result in ordinary income at the time of the disposition in an amount equal to the lesser of (1) the gain on the sale or (2) the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise (the “bargain element”).  If the gain exceeds the bargain element, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale.  If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, again depending upon how long the shares are held prior to the sale, equal to the difference between the exercise price and the sale price.

Non-Qualified Options.  Upon the grant of a non-qualified option under the 2005 Plan, no taxable income will be realized by a participant and the Company will not be entitled to any deduction.  Upon exercise of the option, a participant will realize ordinary taxable income on the date of exercise.  Such taxable income will equal the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.  The Company will be entitled to a corresponding deduction.

Restricted Stock and Performance Units.  The recipient of shares of restricted stock or performance units under the 2005 Plan will not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance based vesting targets, continued service requirements or other conditions that must be satisfied before payment, vesting or delivery of shares can occur.  The recipient will generally recognize taxable ordinary income and be subject to wage and employment tax withholding when the substantial risk of forfeiture expires or is removed.  The Company will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes.

Stock Appreciation Rights.  Upon the exercise of a stock appreciation right granted under the 2005 Plan, an award recipient realizes ordinary taxable income equal to the amount of cash or the fair market value of Common Stock received.  The Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income that the recipient recognizes.  Upon the sale of Common Stock acquired upon exercise of a stock appreciation right, the recipient will recognize long or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise.

Section 162(m) Limitations.  Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.”  A “covered employee” is an employee who is, on the last day of the company’s taxable year in which the deduction would otherwise be claimed, the company’s chief executive officer or one of the other four highest paid officers named in its proxy statement.  This limit does not apply to compensation that satisfies the applicable requirements for performance-based compensation, one of which is that shareholders approve the material terms of the compensation.

The 2005 Plan incorporates the requirements for the performance-based compensation exception applicable to options, so that all such awards should qualify for the exception.  In addition, the Board may grant other awards designed to qualify for this exception.  However, the Board reserves the right to grant awards that do not qualify for this exception, and in some cases, including a change in control, the exception may cease to be available for some or all awards (including options) that otherwise so qualify.  Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to the Company.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS.  PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL TO INCREASE THE NUMBER OF SHARES TO THE 2005 LONG TERM INCENTIVE PLAN BY 75,000 SHARES.

APPROVAL OF CURT GLOWACKI’S LONG TERM PERFORMANCE-BASED INCENTIVE AWARDS
(Proposal 3)

Subject to shareholder approval, the Compensation/Stock Option Committee has approved the material terms of a long term incentive award for the chief executive officer effective May 22, 2007.

Section 162(m) of the Code generally places a $1 million annual limit on a company's tax deduction for compensation paid to a "covered employee." A "covered employee" is an employee who is, on the last day of the company's taxable year in which the deduction would otherwise be claimed, the company's chief executive officer or one of the other four highest paid officers named in its proxy statement. This limit does not apply to compensation that satisfies the applicable requirements for performance-based compensation.

Section 162(m) of the Code will not apply to compensation payable solely on account of attainment of one or more performance goals if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors;
•	the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and
•	the compensation committee certifies that the performance goals and other material terms were in satisfied before the compensation is paid.

The purpose of seeking shareholder approval of the performance-based annual incentive awards is to meet the requirements of Section 162(m).

Performance Goal. On May 22, 2007, the Compensation/Stock Option Committee approved a long term performance goal for the chief executive officer by awarding the chief executive officer 60,000 long term performance units under the Company’s 2005 Plan. The approval by the Compensation Committee of this grant was expressly subject to shareholder approval. The performance goal is based on attainment of a minimum stock price for the Company’s shares of $20.00 per common share.  If the Company’s stock price equals or exceeds $20.00 per common share outstanding, and the Company completes a change of control transaction for the Company at that price or higher, then the chief executive officer will have earned the payments permitted under the plan for that grant.

 If the shareholders do not approve the performance goal, the Compensation/Stock Option committee will develop alternative incentive compensation plans for the chief executive officer, in which case the compensation expense associated with the incentive award may not be deductible to the extent that, together with other compensation paid to the officer, such officer’s total compensation exceeds $1 million.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE LONG TERM PERFORMANCE-BASED INCENTIVE AWARD.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The mission of the Board is to provide strategic guidance to the Company’s management, to monitor the performance and ethical behavior of the Company’s management, and to maximize the long-term financial return to the Company’s shareholders, while considering and appropriately balancing the interests of other stakeholders and constituencies.  The Board is constituted of eight directors, consisting of three Class I directors, three Class II directors and two Class III directors.  In August 2007 Mr. Sargent, a Class III director, resigned his membership with the Board in order to devote more time to his own restaurant concept.  At that time Mr. Fritzmeier joined the Board as a Class III director.

Four regularly scheduled meetings of the Board were held during 2007.  All directors attended all Board meetings.  Mr. Martin was unable to attend two Audit Committee meetings.

Audit Committee.  The Board has an Audit Committee, the members of which are Messrs. Martin, Fitzsimmons and Fritzmeier; Mr. Martin serves as Chairman.  Mr. Domec was a member of the Committee until August 2007 at which time the Board made Board committee assignment changes due to changes in membership of the Board.  The members of the Audit Committee have all been determined to be financially literate and to meet appropriate NASDAQ and SEC standards for independence.  The Audit Committee held four meetings during 2007. The Board of Directors has reviewed the qualifications of the members of the Board of Directors and determined that Mr. Martin and Mr. Fitzsimmons are the “audit committee financial experts” as defined by applicable SEC rules.  In accordance with the written charter adopted by the Board, the Audit Committee is responsible for the oversight of (i) the integrity of the Company’s disclosure controls and procedures; (ii) the integrity of the Company’s internal controls over financial reporting; and (iii) the qualifications, independence, appointment, compensation and performance of the Company’s independent registered public accounting firm.  It is also responsible for administering the Company’s Code of Ethics and Code of Conduct, applicable to the Company’s principal executive officer, principal financial officer and other members of the Company’s management, the establishment of “whistle-blowing” procedures; and oversight of certain other compliance matters.  UHY LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.

Compensation/Stock Option Committee.  The Board has a Compensation/Stock Option Committee, the members of which are Ms. Denver and Messrs. Neeb and Domec, each of whom is an independent director under applicable SEC and NASDAQ rules; Ms. Denver serves as the Chairperson.   Further, each member of the Compensation/Stock Option Committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Mr. Sargent, a member of the Committee until his resignation from the Board in August 2007, was replaced on the Compensation/Stock Option Committee by Mr. Neeb. The Compensation/Stock Option Committee held four meetings during 2007.  The Compensation/Stock Option Committee is responsible for determining the compensation of the officers and directors of the Company and granting options or other long term compensation items under the Company’s 2005 Long Term Incentive Plan (the “2005 Incentive Plan”) subject to approval by the Board.

Executive Committee.  The Board has an Executive Committee, the members of which are Messrs. Neeb, Forehand and Glowacki; Mr. Neeb serves as Chairman.  There was one meeting of the Executive Committee during 2007.  The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company’s business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

The Board does not have a nominating committee or any committee performing a similar function.  All matters that would be considered by such a committee are acted upon by the independent members of the full Board.  The Board will consider recommendations by shareholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the secretary of the Company and received not later than the end of the Company’s preceding fiscal year.  Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee’s willingness to serve.

Copies of the Company’s Audit Committee Charter and Code of Ethics and Code of Conduct are available free of charge to any shareholder who submits a request to the Company’s Corporate Secretary or at the Company’s executive office set forth on the Notice of Annual Meeting and at the end of this proxy statement.

DIRECTOR COMPENSATION

        Each director who is not an employee of the Company receives a retainer of $2,500 per fiscal quarter, plus $1,250 per meeting attended. The Chairman of the Audit Committee receives an aggregate quarterly retainer of $6,250 and is not paid any other meeting fees.  In 2007, the Chairman of the Board of Directors received an aggregate fee of $75,000 and received no other meeting fees.  The Company does not make regular automatic annual grants of stock awards to its non-employee directors.  However, the Company did make restricted stock grants of 3,000 shares to Mr. Domec and Mr. Fitzsimmons, respectively, in fiscal year 2006 for ten years of service on the Company’s Board of Directors.  The Company does not pay compensation to individuals serving on the Board who are employees of the Company for their service as directors.

Director Compensation

The following table provides information regarding compensation paid to our non-employee directors for the fiscal year ending December 30, 2007.  As noted above, the Company does not compensate individuals serving on the Board who are employees of the Company for their service as directors.

Name	Notes	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	All Other Compensation (3)	Total
Louis P. Neeb	4, 5	$88,462	--	9,870	--	$98,332
Cara Denver	6	--	--	--	--	--
Michael D. Domec		$15,000	--	874	--	$15,874
Joseph J. Fitzsimmons		$15,000	--	846	--	$15,846
Lloyd Fritzmeier		$7,500	--	--	--	$7,500
Curt Glowacki	7	$3,750	--	--	--	$3,750
Thomas E. Martin		$25,000	--	3,223	--	$28,223
J. Stuart Sargent		$7,500	--	--	--	$7,500

(1)
During 2007, each of the Company’s non-employee directors (with the exception of the Chairman and the Chairman of the Audit Committee) received $2,500 quarterly retainer fees plus $1,250 for each Board of Directors meeting attended in person or by telephone.  The Chairman received an aggregate annual fee of $75,000 and the Chairman of the Audit Committee received an aggregate fee of $6,250 per quarter.  Ms. Denver receives no director compensation.  See note (6) below.

(2)
Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payment”.   See note 5 of the consolidated financial statements in the Company’s Annual Report for the year ended December 30, 2007 regarding assumptions underlying valuation of equity awards.  During 2007, no awards of stock or options were made to our non-employee directors.  The amounts above represent the 2007 compensation cost related to stock options awards, granted in prior years that vested during fiscal year 2007.

(3)  All other compensation consists of automobile allowances.  If the total aggregate perquisites are less than$10,000, they are not disclosed.

(4)  Mr. Neeb also served as interim chief executive officer from December 2006 until April 2007.  Effective January 1, 2007, the Chairman’s fee was increased to $125,000 per year to reflect these additional responsibilities.  Effective April 4, 2007, Mr. Neeb’s annual fee reverted to $75,000 in conjunction with Mr. Glowacki resuming his position as CEO.

(5)  If terminated as Chairman of the Board, the Company has agreed to continue Mr. Neeb’s compensation until the first to occur of one year after termination or his securing an alternative position.

(6)  At her request, Ms. Denver receives no director compensation.

(7)	Mr. Glowacki received $3,750 in fees for his service as a Board member during the time he was not an employee of the Company.

No Material Proceedings

As of April 7, 2008, there are no material proceedings to which any director, executive officer, or affiliate of the Company or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Company or any of its subsidiaries or (ii) has a material interest adverse to the Company or any of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s directors and executive officers, and certain persons who own more than ten percent of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock.  Directors, executive officers, and greater than ten percent shareholders are required by applicable securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

In July 2007, the Company filed, on behalf of directors Michael D. Domec and Joseph J. Fitzsimmons, one Form 4 report each relating to a restricted stock grant of 3,000 shares of Common Stock made to such director in May 2006.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 30, 2007, all other Section 16(a) filing requirements were complied with, as applicable to its directors, executive officers and greater than ten percent owners.

COMPENSATION COMMITTEE REPORT

Compensation Committee Interlocks and Insider Participation

Louis P. Neeb acted as interim Chief Executive Office from December 15, 2006 to April 4, 2007.  Other than that exception, no member of the Company’s Compensation/Stock Option Committee: (i) was, during the last fiscal year, an officer or employee of the Company or any of its subsidiaries or (ii) was formerly an officer of the Company or any of its subsidiaries.

Pursuant to Item 402 of the SEC’s Regulation S-K (see exception noted above), no executive officer of the Company served as a member of the Compensation/Stock Option Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Company’s Compensation/Stock Option Committee.  No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation/Stock Option Committee.  No executive officer of the Company served as a member of the Compensation/Stock Option Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.

The Company’s Compensation/Stock Option Committee determines the objectives for the Company’s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of executive officers.  The specific duties of the Compensation/Stock Option Committee are set forth in its charter, which was adopted by the Board of Directors.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") contained on pages 14 through 21 of this proxy statement with management, and based upon this review and discussion, the committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in this proxy statement.

Submitted by the Compensation/Stock Option Committee of the Board of Directors.

                                Cara Denver
                                Louis P. Neeb
                                Michael D. Domec

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

The Company’s Compensation/Stock Option Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the three executive officers and the Chairman of the Company: the Chairman, the President and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer.

Objectives of Our Compensation Program

The primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic employees who are enthusiastic about the Company’s mission and culture.  A further objective of our compensation program is to provide incentives and reward employees for their contribution to the Company.  In addition, we strive to promote an ownership mentality among key employees.  The objective is to align management’s interest with that of shareholders.  The Company compensates both to reward for current, annual performance, while at the same time incentivizing management to act in the best interests of the long term performance goals.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each key employee’s contribution to the Company.   In measuring the executive officers’ contribution to the Company, the Compensation/Stock Option Committee considers numerous factors, including the Company’s growth and financial performance, individual performance, scope of responsibility, prior experience, breadth of knowledge and comparison against the competitive practices of relevant comparative companies of similar size, as well as indicators derived from published compensation surveys of companies in the Company’s industry.

Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation/Stock Option Committee; however, the Committee does not delegate any of its functions to others in setting compensation.  We do not currently engage any consultant related to executive and/or director compensation matters.

Elements of the Company’s Compensation Plan and Why We Chose Each (How It Relates to Objectives)

The compensation policies and programs of the Company are considered by the Compensation/Stock Option Committee within the context of an integrated total rewards framework.  Within this framework, the committee considers and determines various components of “pay” – base salary, annual incentive compensation, long-term equity incentive compensation, benefits and perquisites. As incentive compensation, Company executives are eligible to receive annual cash bonus awards based in part on a formula of profits, same-store sales growth, new restaurant openings and cash flow relative to financial plan.   It is through the considered combination of these programs that the committee believes it can most effectively support and facilitate the ultimate creation of value for shareholders.

Components of Executive Compensation

Annual Pay for Executive Officers.  The primary components of annual pay to the Company’s executive officers are base salary and annual bonuses.  Base salaries represent a fixed portion of compensation and are based on the executive’s title.  Base salaries are typically reviewed annually.  The Compensation/Stock Option Committee’s intent is to establish total cash compensation sufficiently high to attract and retain a strongly motivated leadership team.  We follow the same methodology used for all elements of compensation in setting base salaries, considering a broad range of factors including an officer’s current base salary, individual performance, comparison against the competitive practices of relevant comparable companies in the Company’s industry, and published compensation surveys.

Annual Bonuses.  The Compensation/Stock Option Committee awards bonuses to reward achievement of performance targets including same-store sales growth.  Bonuses reflect successful achievement of pre-specified annual performance goals.  Bonuses are paid in cash.  Our bonus pool funding is linked to the performance achieved for the fiscal year.   The pool was derived from an objective formula based on targeted EBITDA and same-store sales results.  The Committee approves annual performance goals generally at the December meeting for the subsequent fiscal year.

At least 50 per cent of the bonus pool is paid to the Chief Executive Officer and the remaining 50 per cent is used for discretionary awards to the other executive officers (excluding the interim chief executive officer) determined by the Committee and reported to the Board.  The Committee reports recommended bonuses to the Board which approves payments to be made.  During fiscal year 2007, the Committee adjusted the size of the bonus pool and related targets to reflect the return of its former CEO, Curt Glowacki.

At the March 2008 meeting of the Board, the Chairman of the Compensation/Stock Option Committee reported that it had approved fiscal year 2007 bonus awards.  The performance bonuses paid in 2008 were based on 2007 actual performance results compared to budgeted performance targets and same-store sales increases.  Mr. Glowacki received a bonus of $90,000 out of the 2007 bonus pool, which represented approximately 70% of the pool.  Mr. Dennard received a bonus of $25,000 of the 2007 bonus pool, which represented approximately 20% of the pool and Mr. Porry received $15,000 out of the 2007 bonus pool, which represented approximately 10% of the pool.

Long-term Equity Awards.  Stock options and restricted stock awards align the interests of the Company’s executive officers with those of its shareholders, and motivate the officers to improve long-term performance.  The vesting terms of awards provide a retention incentive for executive officers.

In 2005, the Board of Directors and shareholders of the Company approved the Mexican Restaurants, Inc. 2005 Long Term Incentive Plan.  The 2005 Incentive Plan authorizes the granting of up to 350,000 shares of Common Stock in the form of incentive stock options and non-qualified stock options and restricted stock awards to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, of which 327,000 shares are subject to presently outstanding awards.  The 2005 Incentive Plan will terminate on November 8, 2015.  It is anticipated that, assuming the Company’s shareholders approve an additional 75,000 shares, the shares authorized under the 2005 Plan will enable the Company to provide sufficient grants of awards for the foreseeable future.  Also, the inclusion of authority to grant various forms of equity compensation in addition to stock options, including restricted stock, allows the Company to tailor future awards to the Company’s specific needs and circumstances at that time.

The Committee currently grants stock options, restricted stock and performance units to its executive officers.  Annual grants are awarded to executives at the regularly scheduled meetings of the Committee.  For newly-hired executives, stock options are granted shortly after the first day of employment, with the grant date based on the date of approval by the Committee.  The Committee does not consider the release or possession of material non-public information in determining grant dates.  Annual and new-hire grants of stock options and restricted stock typically vest 20% per year over five years.  The exercise price of stock options is equal to the closing fair market value of the Company’s common stock on the date the Committee approves the grants.  The grantees are notified on the date of approval.

Mr. Glowacki, the Company’s chief executive officer, terminated his employment in December 2006.  Subsequently, in April 2007, he resumed his employment as chief executive officer of the Company.  Incident to the resumption of his employment, on May 22, 2007, subject to approval by the Board and the Company’s shareholders, the Committee approved a 60,000 long-term incentive performance unit award to Mr. Glowacki.  The award will vest only if the Company’s common stock attains a fair market value of at least $20 per share, and the Company experiences a change of control at that price or higher on or before May 22, 2012.  Upon vesting, Mr. Glowacki will be paid cash in an amount equal to the product of (i) 60,000 shares and (ii) the average of the high and low price of the Company’s common stock. The award is designed to provide a significant retention incentive and to reward Mr. Glowacki for increasing the market value of the Company’s common stock.

Mr. Glowacki is required by the terms of this award to acquire a total of 20,000 shares of common stock of the Company over a period of 12 months following the award.  Mr. Glowacki completed his required acquisition of shares in 2007.

        In addition, the Committee awarded to Mr. Glowacki 50,000 stock options (vesting over five years at the rate of 10% after the 2nd year, 20% after the 3rd year, 30% after the 4th year, and 40% after the 5th year).  The vesting would accelerate upon a change of control of the Company.  The Committee also awarded Mr. Glowacki 10,000 shares of restricted stock, and agreed to award him additional 10,000-share restricted stock grants in each of the next four years.  These awards will vest over four years, 25% per year, and accelerate upon a change of control of the Company.

The Committee awarded Mr. Dennard and Mr. Porry each 5,000 restricted shares on December 17, 2007, which vests at 20% per year.

Broad-Based Benefit Programs.  The Company’s executive officers participate in the same health, welfare and retirement programs as all other employees.  These benefit programs include the following:  medical, dental, vision, life and accidental death and dismemberment insurance, short-term and long-term disability, flexible spending accounts, and a 401(k) retirement plan.

Perquisites.  The Company pays annual automobile allowances in the range of $9,000 to $12,000 for executive officers.

Employment Agreements.  In 2007, the Company entered into an employment agreement with Mr. Glowacki providing for an annualized salary of $275,000, subject to future discretionary adjustments by the Board.  The agreement is perpetual.   If Mr. Glowacki’s employment is terminated without cause during the term, he will receive continued salary for a period of two years (or until he secures alternative employment).  Mr. Glowacki must provide a minimum of one year’s notice of his resignation, or he will forfeit any then-unexercised stock options, unvested restricted shares, and unpaid bonuses or other compensation as of the date of such resignation.

The Company also has employment agreements with Messrs. Porry and Dennard.  The employment agreements are perpetual.  The agreements provide severance pay for a period of up to two years following termination of employment without cause during the term by the Company.  If an executive is terminated, he will receive base salary for the earlier of the 2-year term or until the executive accepts new employment.  The agreement requires a minimum of one year’s notice of intent to resign from the Company.  If there is a failure to provide such minimum notice, the executive forfeits any then-unexercised stock options, unvested restricted shares, and unpaid bonuses or other compensation as of the date of such resignation. None of the Company’s other executive officers have employment agreements.

Restrictive Covenant Agreements.  The Company has entered into restrictive covenant agreements with all executive officers.  The agreements limit the executives’ ability to compete with the Company or to solicit or hire its employees if they leave the Company.

Change of Control Agreements.  All outstanding stock option and restricted stock awards become 100% vested upon a change of control of the company.  In addition, if the Company is sold for a price equal to or more than $20 per share on or before August 16, 2010, Mr. Glowacki’s 60,000-share performance unit award will vest in full as will Mr. Dennard’s 50,000-share performance unit award and Mr. Porry’s 50,000-share performance unit award.  The Company does not have any other change of control agreements with its executive officers.

In 2005, the Board of Directors and shareholders of the Company approved the Mexican Restaurants, Inc. 2005 Long Term Incentive Plan.  The 2005 Incentive Plan authorizes the granting of up to 350,000 shares of Common Stock in the form of incentive stock options and non-qualified stock options and restricted stock awards to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, of which 327,000 shares are subject to presently outstanding awards.  The 2005 Incentive Plan will terminate on November 8, 2015.  It is anticipated that, assuming the Company’s shareholders approve an additional 75,000 shares, the shares authorized under the 2005 Plan will enable the Company to provide sufficient grants of awards for the foreseeable future.  Also, the inclusion of authority to grant various forms of equity compensation in addition to stock options, including restricted stock, allows the Company to tailor future awards to the Company’s specific needs and circumstances at that time.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2006.  Under this accounting pronouncement, we are required to value stock option grants using the fair value method, and to expense the value of our option grants in the income statement over the stock option’s vesting period.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to each executive officer shown in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance-based compensation" and qualifies under certain other exceptions.  Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value.  Where it is consistent with our compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-advantageous to us.  The Company is seeking shareholder approval of Mr. Glowacki’s performance unit award at the shareholder meeting.  Assuming shareholder approval, the award will be considered performance-based compensation under Section 162(m) and will not be subject to the limit on deductibility.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the fiscal years ended December 30, 2007 and December 31, 2006 in reference to our executive officers.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (2)		Total
Curt Glowacki President and Chief Executive Officer (1)	2007	$205,829	--	$84,300	--	--	--	--		$290,129
	2006	$253,085	--	$15,618	--	$160,000	--	$608,764	(3)	$1,037,467
Andrew J. Dennard Exec. Vice President and Chief Financial Officer	2007	$180,250	--	$30,000	$1,058	$25,000	--	$12,000		$248,308
	2006	$155,000	--	$105,000	$2,458	$37,500	--	$12,000		$311,958
Loic M. Porry, Sr. Vice President and Chief Operating Officer	2007	$150,000	--	$30,000	--	$9,014	--	$12,000		$201,014
	2006	$74,616	--	$52,500	$1,400	$76,967	--	--		$205,483
Dennis D. Vegas, Sr. Vice President and Chief Marketing Officer	2007	$114,390	--	--	--	$10,000	--	--		$124,390
	2006	$175,000	--	--	$2,100	$43,000	--	--		$220,100
Louis P. Neeb, Interim Chief Executive Officer (1)	2007	$--	--	--	--	--	--	--		$--
	2006	$--	--	--	--	--	--	--		$--

  (1)  Mr. Glowacki’s employment terminated effective December 15, 2006, at which time Mr. Neeb began serving as interim chief executive officer until Mr. Glowacki’s return April 4, 2007.
(2)	All other compensation consists of automobile allowances, except in the case of Mr. Glowacki. See note (3). If the total aggregate perquisites are less than $10,000, they are not disclosed.
(3)	Incident to Mr. Glowacki’s termination of employment during December 2006, the Company paid Mr. Glowacki $596,764 for his vested stock options pursuant to a separation agreement.
(4)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards in 2006 as well as prior fiscal years, in accordance with FAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.  For additional information, refer to notes 1 and 5 to our financial statements in the Form 10-K for the year ended December 30, 2007, as filed with the SEC.  On December 17, 2007, as part of the multi-year restricted stock award approved December 15, 2006, the Company awarded 5,000 shares each to Mr. Porry and Mr. Dennard.  On December 15, 2006 the Company awarded Mr. Dennard 10,000 shares of restricted stock, and awarded Mr. Porry 5,000 shares of restricted stock as part of a multi-year award with additional grants awarded on each one year anniversary.  The shares will vest 20% per year over five years.  The Company also agreed to make annual awards for 5,000 additional shares of restricted stock to Mr. Dennard and Mr. Porry, with the same five year vesting schedule.  Mr. Dennard was awarded 5,000 additional shares on December 17, 2007 and will receive additional shares in December 2008 and December 2009.  Mr. Porry was awarded 5,000 additional shares on
December 17, 2007 and will receive additional shares in December 2008.

(5)
In fiscal year 2007, the Company awarded 50,000 stock options to its President and CEO.  This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for  the fair value of stock options awarded in 2007 as well as prior fiscal years, in accordance with FAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.  For additional information, refer to note 1 to our financial statements in the Form 10-K for the year ended December 30, 2007, as filed with the SEC.

(6)
At the March 2008 Board meeting the Chairman of the Compensation/Stock Option Committee reported that the committee had approved the fiscal year 2007 executive bonus plan payouts. The performance bonuses paid in
2008 were based on fiscal year 2007 actual performance results compared to the performance targets and same-store sales increases.  These combined calculations formed a pool that was used for discretionary awards to the            named executive officers, with the exception of the then interim CEO, as determined by the Compensation Committee and reported to the Board.  The performance bonuses paid in 2007 were based on fiscal year 2006, actual performance results compared to the performance targets and same-store sales growth.

Grants of Plan-Based Awards

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Notes	Grant Date	Threshold	Target	Maximum	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards

Curt Glowacki, President and Chief Executive Officer	(1) (2) (3)	12/30/07 05/22/07 05/22/07 12/31/06		$ 90,000 $1,200,000 $ 160,000		N/A	10,000	50,000	$8.43
Loic M. Porry, Sr. Vice President and Chief Operating Officer	(1) (4) (4)	12/30/07 12/17/07 12/15/06 12/31/06		$ 15,000 $ 76,967		N/A	5,000 5,000	--	--
Dennis Vegas, Sr. Vice President and CMO		12/31/06		$ 43,000		N/A	--	--	--
Andrew J. Dennard, Sr. Vice President and CFO	(1) (5) (5)	12/30/07 12/17/07 12/15/06 12/31/06		$ 25,000 $ 37,500		N/A	5,000 10,000	--	--

(1)	These amounts were paid in March 2008 based on operating results for fiscal year 2007.
(2)
Mr. Glowacki was awarded 60,000 performance units subject to the terms and conditions of the Company’s Performance Unit Plan, which has a $20 per unit target price, and subject to shareholder approval.

(3)
The 50,000 stock option grant vests over a five year period, with no vesting in the first year, and vesting of 10%, 20%, 30% and 40% in the 2nd, 3rd, 4th and 5th years, respectively.  The restricted stock grant of 10,000 shares has a vesting period of four years.  This award also provided that the Company is to make additional restricted stock grants on the four following anniversary dates for an aggregate of 40,000 shares.

(4)
The restricted stock grant of 5,000 shares has a vesting period of five years.  This award also provided that the Company is to make additional restricted stock grants on the two following anniversary dates for an aggregate of 10,000 shares.

(5)
The restricted stock grant of 10,000 shares has a vesting period of five years.  This award also provided that the Company is to make additional restricted stock grants on the three following anniversary dates for an aggregate of 15,000 shares.

OUTSTANDING EQUITY AWARDS AT DECEMBER 30, 2007

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 30, 2007.  The table shown below is presented on an award-by-award basis.

	Option Awards				Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
	Exercisable	Unexercisable
Louis P. Neeb Interim Chief Executive Officer	35,000	--	$ 3.07	01/08/12	--	--
Curt Glowacki President and Chief Executive Officer (2)	--	50,000	$ 8.43	05/22/17	7,500	$39,825
Loic M. Porry Chief Operating Officer (3)	2,500 5,000 50,000	-- -- --	$ 4.625 $ 2.70 $ 12.00	11/03/08 12/05/11 11/08/15	4,000 5,000	$ 21,240 $ 26,550
Dennis D. Vegas Sr. Vice President & Chief Marketing Officer	--	--	--	--	--	--
Andrew J. Dennard Exec. Vice President & Chief Financial Officer (4)	2,500 2,500 60,000	-- -- --	$ 2.70 $ 3.64 $12.00	12/05/11 11/06/12 11/08/15	8,000 5,000	$42,480 $26,550

(1)	Based on the closing price per share of Common Stock on December 28, 2007 (the last day the stock traded in fiscal year 2007) of $5.31 as reported by the NASDAQ Small Cap Market.
(2)
The 50,000 stock option grant vests over a five year period, with no vesting in the first year, and vesting of 10%, 20%, 30% and 40% in the 2nd, 3rd, 4th and 5th years, respectively.  Mr. Glowacki’s restricted shares will vest at 25% per year over four years.  The remaining 7,500 will vest ratably in May 2009, 2010 and 2011.

(3)
The 5,000 shares (4,000 of which are unvested) of restricted stock granted December 15, 2006 vests over a five year period at 20% per year on the anniversary dates, with the last anniversary date being December 15, 2011. The 5,000 shares of restricted stock granted December 17, 2007 vests over a five year period at 20% per year on the anniversary dates, with the last anniversary date being December 15, 2012.

(4)
The 10,000 shares (8,000 of which are unvested) of restricted stock granted December 15, 2006 vests over a five year period at 20% per year on the anniversary dates, with the last anniversary date being December 15, 2011. The 5,000 shares of restricted stock granted December 17, 2007 vests over a five year period at 20% per year on the anniversary dates, with the last anniversary date being December 15, 2012.

Option Exercises and Stock Vested in 2007

The following table summarizes for the named executive officers in 2007 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, each before payout of any applicable withholding tax.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Louis P. Neeb, Interim Chief Executive Officer and Chairman of the Board	--	$ --	--	--
Curt Glowacki, President and Chief Executive Officer	--	$ --	--	--
Loic M. Porry, Chief Operating Officer	--	$ --	1,000	$6,000
Dennis D. Vegas, Sr. Vice President and Chief Marketing Officer (1)	2,500	$ 10,444	--	--
Andrew J. Dennard, Exec. Vice President and Chief Financial Officer	--	$ --	2,000	$12,000

(1)	Mr. Vegas exercised options for 2,500 shares during the second quarter. Mr. Vegas left the Company July 31, 2007.
(2)	The value realized on vesting is based on the closing price per share of common stock on the day prior to the vesting date, as reported by NASDAQ small cap market.

Potential Payments Upon Termination

Employment agreements are in effect for Messrs. Glowacki, Porry and Dennard.  The employment agreements are perpetual.   The agreements provide severance pay for a period of up to two years following termination of employment without cause during the term by the Company.  If an executive is terminated, he will receive base salary only for the earlier of the 2-year term or until the executive accepts new employment.  The agreement requires a minimum of one year’s notice of intent to resign from the Company.  If there is a failure to provide such minimum notice, the executive forfeits any then-unexercised stock options, unvested restricted shares, and unpaid bonuses or other compensation as of the date of such resignation.

The compensation that would become payable under the employment agreements and other arrangements if the named executive’s employment had terminated on December 30, 2007 would be limited to the employee’s base salary for the earlier of two years or until such time as they accept new employment.  Those amounts would be $550,000 for Mr. Glowacki, $360,500 for Mr. Dennard and $300,000 for Mr. Porry.  Due to the number of factors that affect the amount of any benefits provided upon the events discussed above, actual amounts paid or distributed may be different.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are subject to the review and approval of the Company's Audit Committee, which is comprised exclusively of independent, non employee directors who are not otherwise involved in the day-to-day management of the Company or officers of the Company, and who do not have a personal financial interest in the matter in which they are acting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management.  The Board has affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by applicable SEC and NASDAQ listing standards.  The Board of Directors has reviewed the qualifications of the members of the Board of Directors and determined that Mr. Martin and Mr. Fitzsimmons are the “audit committee financial experts” as defined by applicable SEC rules.

The three members of the Board’s Audit Committee, Thomas E. Martin, Joseph J. Fitzsimmons and Lloyd Fritzmeier, are all independent within the meaning of applicable NASD listing standards and the applicable independence standards of the SEC.  The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board and operates under a written charter adopted by the Board.  The Audit Committee annually recommends to the Board the selection of the Company’s independent registered public accounting firm.  For the fiscal year 2007, UHY LLP was the Company’s independent registered public accounting firm.

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, as required by Statement on Auditing Standards No. 61, “Communication with Audit Committees”.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company and has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee further considered whether the provision by UHY LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based upon (i) the Audit Committee’s review and discussion of the audited financial statements with management and the independent registered public accounting firm, (ii) the Audit Committee’s review of the representation of management, and (iii) the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, for filing with the SEC.  The Company's Audit Committee periodically considers the selection of the Company's independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee requires that each engagement of the Company’s independent auditor to perform auditing services and permitted non-audit services must be approved by the Audit Committee in advance, including the fees and principal terms thereof.

  AUDIT COMMITTEE

                       Thomas E. Martin
                Joseph J. Fitzsimmons
     Lloyd Fritzmeier

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Registered Public Accounting Firm’s Fees and Services

The firm of UHY LLP (“UHY”) acts as our principal independent registered public accounting firm. Through March 26, 2008, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services.  UHY has only a few full time employees.  Therefore, few if any of the audit services performed were provided by permanent full-time employees of UHY.  UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The following table sets forth the aggregate fees billed by UHY LLP for 2007 and 2006 for audit and non-audit services and billed by KPMG LLP in fiscal year 2006 for audit and attestation services related to fiscal year 2004, (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees, Tax-Related Fees, and All Other Fees.  The nature of the services provided in each such category is described in the following table:

	2007		2006

Audit fees	$182,425	78.44%	$216,935	82.94%
Audit-related fees	12,332	5.30%	11,301	4.32%
Tax fees	34,540	14.85%	31,085	11.88%
Tax-related fees	2,525	1.09%	2,254	.86%
All other fees	750	.32%	--	--
Total	$232,572	100.00%	$261,575	100.00%

The Audit fees for the years ended December 30, 2007 and December 31, 2006, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory audits, income tax provision procedures, and assistance with review of documents filed with the SEC.  Audit-related expenses are primarily reimbursement for out-of-pocket expenses.

The Audit Committee of the Board has considered whether provision of other services is compatible with maintaining the independent registered public accounting firm’s independence and discussed these services with the independent registered public accounting firm and with the Company’s management, and has determined that such services have not adversely affected UHY’s independence and are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

UHY has served as the Company’s independent public accountants since the Company’s second quarter of fiscal 2005.  Prior to that, KPMG LLP had served as the Company’s auditors since the 1996 initial public offering.  Representatives of UHY are expected to be present at the Annual Meeting to respond to appropriate questions.  Consistent with the Company’s policy, the auditors for each fiscal year are selected annually by the the Company’s Audit Committee and approved by the Board.

ANNUAL REPORT

A copy of the Company’s Annual Report on the Company Form 10-K for the fiscal year ended December 30, 2007 is enclosed with, but is not deemed to be a part of, this proxy statement.  The Company will also send you, at no charge, any other document that it refers to in this proxy statement, if requested in writing by a person who was a shareholder (of record or beneficially) at the close of business on the Record Date of April 17, 2008.  You should send your request to the Company’s Corporate Secretary at the address listed below.

INFORMATION

If you have questions or need more information about the Annual Meeting, you may write to or call the Company at:

Corporate Secretary
Mexican Restaurants, Inc.
1135 Edgebrook Drive
Houston, Texas 77034
713-943-7574
Attn:  Mr. Andrew J. Dennard

HOUSEHOLDING INFORMATION

Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement, notice of annual meeting and the Annual Report to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family.  Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses.  The Company will deliver promptly upon request a separate copy of the proxy statement or Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered.  Such requests should be delivered to the Company's address or made by telephone, as set forth below.  In addition, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below.  Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact the Company at its offices at 1135 Edgebrook Drive, Houston, Texas 77034, Attention: Andrew J. Dennard, telephone number:  713-943-7574, to inform the Company of their request.  If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 31, 2008.  Any shareholder who wishes to present a proposal is encouraged to seek independent counsel about the requirements for a proposal submission.  The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, it is intended that the persons voting the proxies will vote in accordance with their best judgment in such matters.

By Order of the Board of Directors,

Louis P. Neeb
Chairman
April 7, 2008

ALL SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION FORM.

EXHIBIT A

6.           Stock Subject to the Plan.

(a) Subject to the provisions of Section I.10, the number of Shares available under the Plan for awards to Participants shall not exceed 425,000 shares of common stock, in the aggregate. If, for any reason, any award under the Plan otherwise distributable in Shares, or any portion of the award, shall expire, terminate or be forfeited or canceled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such Shares are no longer distributable under the award, such Shares shall again be available for award under the Plan. Awards to Participants under the Plan which may be settled solely in cash shall not reduce the number of Shares remaining available under the Plan.

(b) Subject to the provisions of Section I.10, the number of Shares with respect to which Options, Performance Units or Stock Appreciation Rights under the Plan may be granted in any calendar year to any employee shall not exceed 150,000 Shares.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — Mexican Restaurants, Inc.

**PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS - MAY 28, 2008**

The undersigned hereby appoints ANDREW J. DENNARD and LOUIS P. NEEB, each with power to act without the other and with full power of substitution, as proxies to vote, for and in the name, place and stead of the undersigned to attend the 2008 Annual Meeting of Shareholders of Mexican Restaurants, Inc. (the "Company") to be held in the Casa Olé restaurant located at 20131 Hwy. 59 North, Suite 2004, Humble, Texas 77338 on Wednesday, May 28, 2008, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote there the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions.

**UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES, TO INCREASE THE NUMBER OF SHARES TO 2005 LONG TERM INCENTIVE PLAN BY 75,000 SHARES, TO APPROVE CURT GLOWACKI'S COMPENSATION PLAN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.**

**PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.**

*(Continued and to be signed on reverse side.)*

**Mexican Restaurants, Inc.**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

## Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Election of Directors — The Board of Directors recommends a vote FOR all the listed nominees.

1. Nominees:

| | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|
| 01 - Joseph J. Fitzsimmons | ☐ | ☐ | 02 - Lloyd Fritzmeier | ☐ | ☐ |

### B Issues — The Board of Directors recommends a vote FOR the following proposals.

| | For | Against | Abstain |
|---|---|---|---|
| 2. Increase the number of shares to 2005 Long Term Incentive Plan, by 75,000 shares. | ☐ | ☐ | ☐ |
| 3. Approve Curt Glowacki's Compensation Plan. | ☐ | ☐ | ☐ |

4. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of the Company's Annual Meeting of Shareholders and of the Proxy Statement.

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. Please date, sign and return this Proxy in the enclosed business envelope.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 JNT

1UPX 0173352

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